EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Third Quarter 2008 Results

Third Quarter Summary:

•                  Orders increased by $5.3 million, up 6% over prior year quarter, on a constant dollar basis

•                  Sales decreased by $0.6 million, down 1% compared to 2007 third quarter, on a constant dollar basis

•                  Strategic repositioning resulted in a $9.0 million special charge

ELMIRA, N.Y. – November 6, 2008 – Hardinge Inc. (NASDAQ-GS: HDNG), a leading international provider of advanced material-cutting solutions, today reported net sales of $86.6 million for the third quarter of 2008, up 4% in comparison to $83.7 million for the third quarter of 2007. Year to date sales increased by $8.4 million to $268.8 million.

The Company reported a net loss for the third quarter 2008 of ($8.3) million, or ($0.74) per diluted and basic share, compared to net income of $3.7 million, or $0.32 and $0.33 per diluted and basic share for the same period of 2007.

Third quarter results were negatively impacted by $9.0 million in special charges related to the strategic repositioning of the Company’s operations. During the third quarter, the Company wrote down the value of inventory by $6.3 million, and wrote off $2.7 million of goodwill and intangible assets related to our Canadian entity.  Excluding these special charges, net income for the quarter was $0.7 million or $0.06 per diluted and basic share.

 “Last week we announced a number of steps taken to reposition the Company in response to a comprehensive analysis of our business which began in May,” said Richard L. Simons, President and Chief Executive Officer. “In light of the global financial crisis and the resulting impact on demand for capital goods, this is a timely and important action for the Company. We believe that these steps will result in a more focused and effective business model for Hardinge.”

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The following tables summarize orders and sales by geographical region for the quarter ended September 30, 2008 and 2007:

	Quarter Ended
Orders from	September 30,		%
Customers in:	2008	2007	Change
North America	$27,659	$28,861	(4)%
Europe	35,723	39,068	(9)%
Asia & Other	28,767	15,481	86%
	$92,149	$83,410	10%

	Quarter Ended
Sales from	September 30,		%
Customers in:	2008	2007	Change
North America	$25,501	$31,397	(19)%
Europe	41,610	38,040	9%
Asia & Other	19,503	14,246	37%
	$86,614	$83,683	4%

Third quarter 2008 total orders increased by $8.7 million, or 10% compared to the prior year. Of this increase, $3.4 million was the result of favorable foreign currency exchange rates in comparison to 2007.

North American order activity decreased by $1.2 million in the quarter compared to the prior year, primarily due to the current economic crisis and related credit tightening.

European orders decreased by $3.3 million in the third quarter compared to the prior year primarily in our grinding division as a result of unseasonably strong activity in 2007; typically the third quarter results are lower as a result of vacation and plant shutdowns.  The decrease from the prior year quarter was partially offset by a favorable $2.1 million foreign currency translation impact.

Asia & Other orders increased by $13.3 million in the third quarter compared to the prior year due to continued strong demand in China. The third quarter activity included a $4.5 million order from a customer in the consumer electronics industry.

Net sales for the third quarter were up $2.9 million, most of which was attributable to foreign currency translation.

The decrease in North American net sales for the quarter can be attributed to the transition issues related to the development of a direct sales channel, as well as generally slow business conditions resulting from the ongoing global economic and credit crisis.

Net sales in Europe for the quarter increased as a result of continued strong grinding demand, as well as the favorable effects of foreign currency translation of approximately $2.4 million. Strong shipments of grinding products in the quarter were offset somewhat by reduced milling and turning product shipments.

Net sales to customers in Asia & Other were up $5.3 million in the quarter compared to the prior year. The strong increase in Asia & Other sales was driven primarily by continued strong product demand in China, which was offset by weakness in the other markets. Third quarter sales included $2.7 million to a customer in the consumer electronics industry.

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Gross profit for the quarter was $18.1 million, down $8.1 million compared to the prior year.  The decrease is primarily due to a $6.3 million impairment charge associated with the discontinuance of certain product lines and a review of other expected inventory usage patterns, coupled with increased product costs, and lower capacity utilization in the US and Taiwan.  These decreases were offset by the strengthening of foreign currencies relative to the U.S. dollar during the quarter compared to the prior year.

Selling, general and administrative expenses decreased to $22.5 million, or 26.0% of net sales for the quarter compared to $23.5 million or 28.1% of net sales in the prior year.  This decrease is attributable to $0.3 million in bad debt recoveries, along with $0.6 million related to the reduction of management bonus accruals.

Mr. Simons said, “While we continue to evaluate our business and make decisions which are based upon the long-term best interests of the Company, we are also cognizant of the challenging near-term economic environment. We are taking necessary actions to further reduce our inventory levels, and improve our working capital position, along with implementing expense controls in the face of deteriorating worldwide business conditions.”

Dividend Declared

The company announced that its Board of Directors has declared a cash dividend of $0.01 per share on the Company’s common stock.  The dividend is payable on December   10, 2008 to stockholders of record as of December 1, 2008. This dividend reflects a reduction from the previous quarter’s rate of $0.05 per share. The Company’s Board of Directors noted that it was a difficult, but necessary decision to reduce the dividend due to lack of profitability, and the uncertain economic conditions ahead of the Company.

Conference Call

The Company will host a conference call at 11:00 AM Eastern Time today to discuss third quarter results.  The call can be accessed live at 1-866-548-2693, or via the internet at http://videonewswire.com/event.asp?id=52794.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, or 1-904-596-3174 if outside the U.S. & Canada, and entering the reference number: 239768.  This telephone recording will be available through February 5, 2009.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

 This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$13,238	$16,003
Accounts receivable, net	69,629	71,228
Notes receivable, net	1,341	1,555
Inventories, net	149,596	158,617
Deferred income tax	1,036	1,032
Prepaid expenses	10,941	8,573
Total current assets	245,781	257,008

Property, plant and equipment:
Property, plant and equipment	183,567	180,427
Less accumulated depreciation	124,715	118,896
Net property, plant and equipment	58,852	61,531

Non-current assets:
Notes receivable, net	1,049	1,847
Deferred income taxes	277	306
Other intangible assets	10,875	11,927
Goodwill	20,734	22,841
Other long-term assets	10,355	6,368
	43,290	43,289

Total assets	$347,923	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands, Except Share Data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$25,281	$27,266
Notes payable to bank	342	2,801
Accrued expenses	34,170	26,873
Accrued income taxes	—	2,574
Deferred income taxes	2,375	2,375
Current portion of long-term debt	558	5,655
Total current liabilities	62,726	67,544

Other liabilities:
Long-term debt	26,770	19,363
Accrued pension expense	2,744	8,145
Deferred income taxes	4,303	4,361
Accrued postretirement benefits	1,879	2,199
Accrued income taxes	1,949	1,054
Other liabilities	4,932	4,017
Total other liabilities	42,577	39,139

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share;
Authorized 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares – 12,472,992 at September 30, 2008 and December 31, 2007	125	125
Additional paid-in capital	115,251	114,971
Retained earnings	118,499	128,838
Treasury shares – 1,039,768 at September 30, 2008 and 993,076 shares at December 31, 2007	(13,603)	(13,023)
Accumulated other comprehensive income	22,348	24,234
Total shareholders’ equity	242,620	255,145

Total liabilities and shareholders’ equity	$347,923	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$86,614	$83,683	$268,778	$260,359
Cost of sales	68,536	57,517	195,262	176,926
Gross profit	18,078	26,166	73,516	83,433

Selling, general and administrative expenses	22,482	23,521	73,946	64,513
Other expense (income)	150	(1,054)	2,129	(2,420)
Impairment charge	2,720	—	2,720	—
(Loss) income from operations	(7,274)	3,699	(5,279)	21,340

(Gain) on sale of assets	—	(1,372)	(23)	(1,372)
Interest expense	377	502	1,298	2,585
Interest (income)	(70)	(63)	(253)	(171)
(Loss) income before income taxes	(7,581)	4,632	(6,301)	20,298

Income taxes	757	917	2,319	5,275
Net (loss) income	$(8,338)	$3,715	$(8,620)	$15,023

Per share data:

Basic (loss) earnings per share:	$(0.74)	$0.33	$(0.76)	$1.48
Weighted average number of common shares outstanding (in thousands)	11,304	11,301	11,309	10,151

Diluted (loss) earnings per share:	$(0.74)	$0.32	$(0.76)	$1.46
Weighted average number of common shares outstanding (in thousands)	11,304	11,432	11,309	10,277

Cash dividends declared per share	$0.05	$0.05	$0.15	$0.15

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Operating activities
Net (loss) income	$(8,620)	$15,023
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Noncash – charge for discontinued products	6,275	—
Impairment charge	2,720	—
Depreciation and amortization	7,456	7,253
Provision for deferred income taxes	1,100	462
Gain on sale of assets	(23)	(1,352)
Unrealized intercompany foreign currency transaction loss (gain)	1,831	(1,439)
Changes in operating assets and liabilities:
Accounts receivable	494	256
Notes receivable	1,049	2,682
Inventories	845	(26,374)
Prepaids/other assets	(6,909)	1,094
Accounts payable	(965)	(473)
Accrued expenses	(1,959)	3,690
Accrued postretirement benefits	(320)	(334)
Net cash provided by operating activities	2,974	488

Investing activities
Capital expenditures	(3,356)	(3,615)
Proceeds from sale of assets	60	3,629
Purchase of Canadian entity net of cash acquired	—	(238)
Net cash (used in) investing activities	(3,296)	(224)

Financing activities
(Decrease) in short-term notes payable to bank	(2,458)	(158)
Increase (decrease) in long-term debt	2,265	(50,237)
Net proceeds from issuance of common stock	—	55,946
Net (purchases) of treasury stock	(589)	(89)
Dividends paid	(1,719)	(1,590)
Net cash (used in) provided by financing activities	(2,501)	3,872

Effect of exchange rate changes on cash	58	628
Net (decrease) increase in cash	(2,765)	4,764

Cash at beginning of period	16,003	6,762

Cash at end of period	$13,238	$11,526